Exhibit 5.1

January 19, 2021 Corsair Gaming, Inc. 47100 Bayside Pkwy Fremont, California 94538

140 Scott Drive

Menlo Park, California 94025

Tel: +1.650.328.4600 Fax: +1.650.463.2600

www.lw.com

FIRM / AFFILIATE OFFICES

Beijing   Moscow

Boston    Munich

Brussels    New York

Century City  Orange County

Chicago    Paris

Dubai    Riyadh

Düsseldorf   San Diego

Frankfurt   San Francisco

Hamburg   Seoul

Hong Kong     Shanghai

Houston    Silicon Valley

London     Singapore

Los Angeles   Tokyo

Madrid   Washington, D.C.

Milan

Re:	Up to 8,625,000 Shares of Common Stock of Corsair Gaming, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Corsair Gaming, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of up to 8,625,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) to be sold by certain selling stockholders. The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2021 (as amended, the “Registration Statement”). The term “Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

January 19, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP